UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2019

Spirit of Texas Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-38484	90-0499552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1836 Spirit of Texas Way

Conroe, Texas 77301

(Address of principal executive offices) (Zip Code)

(936) 521-1836

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 2, 2019, pursuant to the previously announced Agreement and Plan of Reorganization, dated as of November 27, 2018 (the “Reorganization Agreement”), by and between Spirit of Texas Bancshares, Inc., a Texas corporation (“Spirit”), and First Beeville Financial Corporation, a Texas corporation (“Beeville”), Beeville merged with and into Spirit, with Spirit continuing as the surviving corporation (the “Merger”). Immediately after the Merger, The First National Bank of Beeville (“Beeville Bank”), a national banking association and wholly-owned subsidiary of Beeville, merged with and into Spirit of Texas Bank, SSB (“Spirit Bank”), a Texas state savings bank and wholly-owned subsidiary of Spirit, with Spirit Bank continuing as the surviving bank.

Pursuant to the terms and conditions set forth in the Reorganization Agreement, each outstanding share of Beeville common stock, no par value, held immediately prior to the effective time of the Merger was converted into the right to receive $547.45 in cash and approximately 26.7048 shares of Spirit common stock, no par value (“Spirit Common Stock”). In lieu of each fractional share of Spirit Common Stock that would otherwise have been issued to Beeville shareholders in the Merger, Spirit will pay cash in an amount (rounded to the nearest cent) determined by multiplying such fraction by $19.81.

The foregoing description of the Reorganization Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Reorganization Agreement, which is incorporated by reference in this Current Report on Form 8-K as Exhibit 2.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the Reorganization Agreement, the Board of Directors (the “Board”) of Spirit increased the number of directors of Spirit from ten (10) to eleven (11), with such new directorship being added to Class II of the Board, and appointed Allen C. Jones, IV to fill such resultant Class II directorship, effective upon consummation of the Merger. As of the date of this filing, Mr. Jones has not been appointed to any of committees of the Board.

Prior to joining Spirit, Mr. Jones (age 69) served as a director of Beeville and Beeville Bank. He is and has been the owner and manager of cattle and hunting operations through Jones Ranch LLC, a ranch that began in south Texas in 1895, since 1996. In addition to ranching, Mr. Jones’ other business activities include directorships with The First National Bank of Hebbronville and Mesteña Operations, Ltd. of Corpus Christi, Texas. He currently serves as a director for the Texas Wildlife Association, the Texas and Southwestern Cattle Raisers Association, an honorary director of the Texas and Southwestern Cattle Raisers Foundation and a Trustee of Texas A&M-Kingsville Foundation. He is a member of the Gulf Coast Conservation Association and First Methodist Church of Corpus Christi. Mr. Jones graduated from Texas Military Institute and attended Texas A&I Business School in Kingsville, Texas. Mr. Jones’ business experience and agricultural expertise qualifies him to serve on the Spirit board of directors.

As a director, Mr. Jones will receive an annual retainer fee of $16,000 (paid $4,000 per quarter) and will receive $800 for each attended meeting of the Spirit board of directors.

Item 8.01	Other Events

On April 2, 2019, Spirit issued a press release announcing the completion of the Merger. A copy of the press release announcing the completion of the Merger is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization by and between Spirit of Texas Bancshares, Inc. and First Beeville Financial Corporation, dated as of November 27, 2018 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on November 28, 2018) (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

99.1	Press release issued by Spirit of Texas Bancshares, Inc., dated April 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2019	SPIRIT OF TEXAS BANCSHARES, INC.

	By:	/s/ Jeffrey A. Powell
	Name:	Jeffrey A. Powell
	Title:	Chief Financial Officer and Executive Vice President